EXHIBIT 10.14(a)

October 25, 2012

BY HAND

Gerrit Klaerner

Re:	Transition Employment Terms

Dear Gerrit:

This letter agreement amends and restates that certain offer letter entered into between you and Relypsa, Inc. (the “Company”) dated October 18, 2007. Your continued employment by the Company shall be governed by the following terms and conditions (this “Agreement”).

1.	Duties and Scope of Employment.

1.1 Term. You began your employment with the Company on October 29, 2007. The term of this Agreement shall begin on the date hereof and shall continue until terminated in accordance with Section 4 herein.

1.2 Title. You shall continue to have the title of President and Chief Operating Officer and, until such time as a Chief Executive Officer is hired, you will continue reporting to the Board of Directors of the Company (the “Board”). You shall also serve in such other capacity or capacities as the Company may from time to time prescribe.

1.3 Duties. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the positions of President and Chief Operating Officer, consistent with the bylaws of the Company. As a Company employee, you will be expected to continue to comply with Company policies and you have acknowledged that you have read the Company’s Employee Handbook. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company.

As you know, the next year is vitally important to the Company’s future. The Company intends to recruit and hire a Chief Executive Officer in the next few months (“CEO Project”). In addition, the Company anticipates entering into a special protocol assessment with the U.S. Food and Drug Administration (the “FDA”) targeted by the end of 2012 for the

Relypsa, Inc. 5301 Patrick Henry Drive Santa Clara CA 95054

Tel: 408-200-9500 Fax: 408-200-9700 Website: www.relypsa.com

Gerrit Klaerner

October 25, 2012

Company’s lead product candidate, RLY5016 (“SPA Project”). Finally, the Company expects to submit a new drug application for RLY5016 with the FDA targeted by the end of 2013, following completion of Phase 3 trials (“NDA Project”). You agree that you will devote your best efforts to assisting the Company with the successful completion of the CEO Project, SPA Project and NDA Project, including the timely completion of the specified activities set forth on Exhibit A, and that you will adhere to the Company’s Board-approved budgets.

1.4 Location. Unless otherwise agreed in writing, you shall continue to perform services pursuant to this Agreement at the Company’s offices located in Santa Clara, California, or, upon relocation of the Company’s primary office, at such location; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

2.	Loyalty and Conscientious Performance; Noncompetition.

2.1 Loyalty. During your employment by the Company, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

2.2 Covenant not to Compete. Except with the prior written consent of the Board, you will not, while employed by the Company, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during your employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3 Agreement not to Participate in Company’s Competitors. During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

2.4 Non-Disparagement. During your employment by the Company and thereafter, you shall not take any act or make any statement, whether publicly or privately, including at the Company’s facilities or otherwise to Company personnel, which would materially and adversely affect the reputation of the Company and/or any of its Affiliates, directors or officers or reasonably result in the disparagement, in any manner or via any medium of communication, of the Company and/or any of its Affiliates, directors or officers. “Disparaging” remarks,

Gerrit Klaerner

October 25, 2012

comments or statements include, without limitation, those that criticize, impugn or call into question the character, honesty, integrity or morality or business acumen, abilities or decisions in connection with any aspect of the operation of business of the individual or entity being disparaged. Likewise, during your employment by the Company and thereafter, the Board shall not authorize anyone to take any act or make any statement, whether publicly or privately, including at the Company’s facilities or otherwise to Company personnel, which would materially and adversely affect your reputation or reasonably result in your disparagement, in any manner or via any medium of communication. “Disparaging” remarks, comments or statements include, without limitation, those that criticize, impugn or call into question your character, honesty, integrity or morality or business acumen, abilities or decisions, or your business or personal reputation. Notwithstanding the above, nothing in this Section 2.4 is intended to impede you from performing your obligations under Section 1.3 hereof, and all parties may respond accurately and fully to any question, inquiry or request for information when requested or required by legal process or in connection with any disclosure required by applicable law.

3.	Compensation.

3.1 Base Salary. Effective as of October 1, 2012, the Company shall pay you a base salary of three hundred forty-five thousand dollars ($345,000.00) per year, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company shall review your base salary periodically relative to your contributions to the success of the Company, your level of performance as it relates to your official duties, and the labor market for similarly situated professionals. Adjustments to your base salary, if any, will be made solely at the discretion of the Board.

3.2 Signing Bonus. Within ten (10) days following your execution of this Agreement, the Company shall pay you a cash signing bonus of fifty thousand dollars ($50,000.00), less payroll deductions and all required withholdings, in full satisfaction and payment of the spot bonus approved by the Board on September 28, 2012.

3.3 SPA Bonus. Upon the earlier to occur of a) receipt of the FDA SPA acceptance letter with respect to RLY5016; or b) the first patient dosed in the pivotal study with respect to RLY5016 approved by the Board, and subject to your continued employment through such occurrence, the Company shall within ten (10) days of the occurrence of a) or b) above pay you a cash bonus (the “SPA Bonus”) of (x) if such event occurs prior to December 31, 2012, one hundred and five thousand dollars ($105,000.00), or (y) if such event occurs after December 31, 2012, such amount as the Board shall determine in its sole discretion based upon the Board’s evaluation of your achievements and contributions in support of accomplishing such event but taking into consideration the failure to achieve the targeted timeline, in either case less payroll deductions and all required withholdings.

3.4 NDA Bonus. Upon the submission of the new drug application for RLY5016 with the FDA target by the end of 2013 and subject to your continued employment through such

Gerrit Klaerner

October 25, 2012

date, the Company shall within ten (10) days of the submission of the new drug application for RYY5016 pay you a cash bonus (the “NDA Bonus”) of (x) if such event occurs prior to December 31, 2013, one hundred twenty-five thousand dollars ($125,000.00), or (y) if such event occurs after December 31, 2013, such amount as the Board shall determine in its sole discretion based upon the Board’s evaluation of your achievements and contributions in support of accomplishing such event but taking into consideration the failure to achieve the targeted timeline, in either case less payroll deductions and all required withholdings.

3.5 Discretionary Bonus. The bonus payments described in Sections 3.2, 3.3 and 3.4 hereof are in lieu of any discretionary or other bonus with respect to the 2012 and 2013 calendar years. If you remain employed after December 31, 2013, in addition to your base salary, you will be eligible for an annual discretionary bonus of up to thirty percent (30%) of your then current base salary (the “Target Annual Bonus”), as determined by the Board in its sole discretion based upon the Board’s evaluation of your achievement of specific individual and/or Company-wide goals to be established by the Board (the “Bonus Milestones”).

3.6 Stock Option Grant. Prior to the date hereof, you have been granted certain incentive stock options and nonqualified stock options (the “Existing Options”) pursuant to the Relypsa, Inc. 2007 Amended and Restated Equity Incentive Plan (the “Option Plan”). As of the date you execute this Agreement, the Company shall grant you, pursuant to the Option Plan, a nonqualified stock option to purchase 3,500,000 shares of Company stock (the “Additional Options”, and together with the Existing Options, the “Options”). Each of the Additional Options shall have an exercise price equal to the fair market value of a share of Company stock on the date of grant, and, subject to your continued employment, the Additional Options shall vest as follows: (i) fifty percent (50%) of the Additional Options shall vest upon the FDA’s acceptance of the Company’s filing of a new drug application for RLY5016, provided that such acceptance occurs no later than December 31, 2013; and (ii) the balance of the Additional Options shall vest monthly on a straight-line basis commencing the month following the FDA’s acceptance of the Company’s filing of a new drug application for RLY5016. All Existing Options shall continue to vest in accordance with their current vesting schedule.

In the event of a Change in Control of the Company, all then-unvested Existing Options and Additional Options shall immediately vest in full. In the event of your termination for any reason, any then-unvested Additional Options shall immediately terminate and be cancelled for no consideration. In the event of your termination of employment (i) as a result of death, (ii) Complete Disability, (iii) by the Company without Cause or (iv) for Good Reason pursuant to Section 4.6.2(i), (ii) or (iii), any then-unvested Existing Options shall immediately vest in full; in the event of your termination of employment for any other reason, any then-unvested Existing Options shall immediately terminate and be cancelled for no consideration.

3.7 Employment Taxes. All of your compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

Gerrit Klaerner

October 25, 2012

3.8 Changes to Compensation. Your compensation may be changed from time to time in the Company’s sole discretion.

3.9 Vacation; Benefits. You will be entitled to accrue up to twenty-one (21) days of Paid Time Off (“PTO”) per year, subject to the terms of the Company’s PTO policy. In addition, you shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in such other benefits plans as may be made available to the Company’s senior management team from time to time.

3.10 Expense Reimbursements. The Company shall reimburse you for all reasonable business expenses incurred in the conduct of your duties hereunder in accordance with its standard expense reimbursement policies.

4.	Termination.

4.1 Termination for Death or Complete Disability. Your employment with the Company shall terminate automatically effective upon the date of your death or Complete Disability (as defined below).

4.2 Termination By the Company. Your employment with the Company is at will. The Company may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

4.2.1 Termination by the Company For Cause. The Company may terminate your employment under this Agreement for Cause (as defined below) by delivery of written notice to you specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.2.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.2.2 Termination by the Company Without Cause. The Company may terminate your employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date you are so informed, or as otherwise specified by the Company.

4.3 Termination By The Executive. Your employment with the Company is at will. You may terminate the employment relationship at any time and for any reason or no reason, including, but not limited to, under the following conditions:

4.3.1 Good Reason. You may terminate your employment under this Agreement for Good Reason (as defined below) in accordance with the procedures specified in Section 4.6.2 below.

4.3.2 Without Good Reason. You may terminate your employment under this Agreement for other than Good Reason upon thirty (30) days’ written notice to the Company, delivered to the Chief Executive Officer of the Company or Chairman of the Board of Directors.

Gerrit Klaerner

October 25, 2012

Nothing in this Section 4.3.2 shall be deemed to diminish the Company’s right to cause you to cease performing your duties and responsibilities as an executive or employee of the Company at any time. If upon providing the thirty (30) days’ notice, the Company requests that you cease performing your duties and responsibilities as an executive or employee of the Company prior to the end of said thirty (30) days notice period, you will cease to receive your base salary as of the date the Company specifies that you shall cease performing your duties and responsibilities as an executive or employee of the Company, and thereafter shall only be entitled to the severance benefits provided for in Section 4.5, below.

4.4 Termination by Mutual Agreement of the Parties. Your employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of you and the Company. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability. If your employment is terminated by death or Complete Disability as provided in Section 4.1, the Company shall pay to you or to your heirs all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you and/or to your heirs under this Agreement, except as otherwise provided by law.

4.5.2 For Cause or Without Good Reason. If your employment is terminated by the Company for Cause, or if you terminate your employment hereunder without Good Reason, the Company shall pay you all base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to you under this Agreement, except as provided by law.

4.5.3 Without Cause or For Good Reason. If the Company terminates your employment without Cause, or you terminate your employment for Good Reason, the Company shall pay you all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective waiver and release of claims in the form attached hereto as Exhibit B (or in such other form as may be specified by the Company) (the “Release”) within the time period set forth therein, but in no event later than forty-five (45) days following your termination date, you shall be entitled to the following (collectively, the “Severance Benefits”):

(i) the equivalent of, in the event the Company terminates you without Cause or you terminate your employment for Good Reason pursuant to Section 4.6.2(i), (ii) or (iii) or (iv), nine (9) months of your base salary in effect at the time of termination (not taking into account any reduction in your base salary that would give rise to your right to resign for Good Reason pursuant to Section 4.6.2(ii)), less standard deductions and

Gerrit Klaerner

October 25, 2012

withholdings, to be paid in a single lump sum on the first regularly-scheduled payroll date following the effective date of the Release (as defined therein); provided that if you terminate your employment for Good Reason pursuant to Section 4.6.2(iv) after you have become entitled to receive either the SPA or NDA Bonus the severance benefits payable pursuant to this Section 4.5.3(i), such amount shall be reduced from nine (9) months to six (6) months;

(ii) in the event you are eligible for and timely elect continued coverage under COBRA, payment of the same portion of your COBRA health insurance premiums as the Company paid during your employment, for the period commencing on the first day of the first full calendar month following the effective date of the Release and ending on the earlier of: (i) the last day of the ninth (or, if your Severance Benefits under Section 4.5.3(i) have been reduced to six (6) months as provide therein, sixth) full calendar month following the effective date of the Release; or (ii) the date on which you become enrolled in the group health insurance plan of another employer; and

(iii) in the event the Company terminates you without Cause or you terminate your employment for Good Reason within the twelve (12) months following a Change in Control of the Company, pursuant to any Restricted Stock Purchase Agreement you enter with the Company prior to such date (a “Purchase Agreement”), effective as of the effective date of the Release, the Company’s Repurchase Option (as defined in such Purchase Agreement) shall automatically lapse as to 100% of your shares of the Company’s common stock, such that all such shares shall immediately become fully vested.

(iv) Notwithstanding the terms and conditions of the Option Plan, the time period to exercise any vested Existing Options or Additional Options shall be extended from ninety (90) days from your last day of employment with the Company to one hundred eighty (180) days from your last day of employment with the Company.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or

Gerrit Klaerner

October 25, 2012

opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.6.2 Good Reason. “Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent:

(i) a material diminution in your duties and responsibilities with the Company, provided, however, that in no event shall any of the following constitute Good Reason: (A) a change in your title or reporting relationship, (B) the Company’s hiring of a Chief Executive Officer (except as provided in clause (iv) below) or other executive officer, or (C) any mutually-approved changes to the specified activities set forth on Exhibit A;

(ii) a material reduction in your base salary, provided, however, that a material reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees and in any event does not exceed a reduction of greater than ten percent (10%) of your then-current base salary, shall not constitute Good Reason;

(iii) a relocation of your principal business office to a location more than fifty (50) miles from the location immediately prior to the change, provided, however, that travel away from your business office in connection with Company business shall not constitute Good Reason; or

(iv) the Company’s hiring of a Chief Executive Officer.

Provided, however, that, such termination by you pursuant to Section 4.6.2(i), (ii) or (iii) shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) you give the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) within thirty (30) days following its receipt of the written notice (the “Cure Period”); and (iii) you terminate your employment within thirty (30) days following the end of the Cure Period. A termination by you pursuant to Section 4.6.2(iv) shall only be deemed for Good Reason pursuant to the foregoing definition if (i) you give the Company written notice of the intent to terminate for Good Reason within fifteen (15) days following the occurrence of the event described in Section 4.6.2(iv), and (ii) you terminate your employment within fourteen (14) days following the provision of such written notice to the Company.

Gerrit Klaerner

October 25, 2012

4.6.3 Cause. “Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion:

(i) your commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof;

(ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company;

(iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company;

(iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(v) your gross misconduct; or

(vi) your refusal or continued and willful failure to perform the duties described in Section 1.3 hereof, which refusal or willful failure remains uncured or continues fifteen (15) days after written notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the Board’s good faith determination of the nature of the refusal or willful failure which must be cured.

The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Company in its sole discretion.

4.6.4 Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case, transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii) the dissolution or liquidation of the Company; or

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October 25, 2012

(iv) sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.7 Survival of Certain Sections. Sections 2.2, 4, 5, 6, 7, 8, 12 and 15 of this Agreement shall survive the termination of this Agreement.

4.8 Parachute Payment. If any payment or benefit you would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm then engaged by the Company for general audit purposes shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

4.9 Board Resignation. Upon the termination of your employment for any reason, you shall resign from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates effective as of the effective date of such termination.

Gerrit Klaerner

October 25, 2012

4.10 Application of Internal Revenue Code Section 409A. Severance benefits payable pursuant to this Agreement are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations or otherwise exempt from application of Section 409A of the Code.

5.	Confidential and Proprietary Information; Nonsolicitation.

5.1 As a condition of the terms of this Agreement and your continued employment, you agree to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit C.

5.2 While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.	Indemnification; Directors’ and Officers’ Liability Insurance.

During your employment and thereafter, the Company shall indemnify and hold harmless you and your heirs and representatives as, and to the extent, provided in the Company’s by-laws, under California Labor Code Section 2802, California Corporation Code Section 317, and any other applicable law. During your employment and for the six-year period thereafter, the Company shall also cover you under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors who are no longer providing services to the Company.

7.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8.	Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

9.	Integration.

This Agreement, including Exhibits A, B and C, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of your

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October 25, 2012

employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto, including, without limitation, that certain offer letter entered into between you and the Company dated October 18, 2007. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit C hereto, the Proprietary Information and Inventions Agreement controls. To the extent this Agreement conflicts with the Company’s Executive Severance Benefit Plan adopted January 17, 2008, as the same may be amended, this Agreement controls.

10.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Chairman of the Board of the Company.

11.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party hereto against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

13.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Gerrit Klaerner

October 25, 2012

14.	Representations and Warranties.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

15.	Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16.	Litigation Costs.

Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party hereto prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for that party’s attorney’s fees in such action.

16.	Eligibility.

As required by law, your continued employment and this Agreement is subject to satisfactory proof of your right to work in the United States.

If you accept continued employment on the terms described above, please sign and date this letter in the space provided below and return it to me no later than October 31, 2012.

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Gerrit Klaerner

October 25, 2012

We look forward to your favorable reply and to a productive and a continued, enjoyable working relationship.

Very truly yours,

Relypsa, Inc.

By:	/s/ Ronald A. Krasnow
Ronald A. Krasnow
Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

/s/ Gerrit Klaerner	10/25/12
Gerrit Klaerner	Date

Gerrit Klaerner

October 25, 2012

EXHIBIT A

Transition Plan

Specific 2012/2013 Tasks for Gerrit Klaerner (“Executive”)

•

CMC FDA Meeting – Executive will lead the team in developing the presentation and background materials for the impurities-focused meeting targeted for January 2013; present such materials to the Board no later than 15 days prior to the FDA meeting; revise the materials as necessary based on Board input; and attend the meeting with the FDA.

•

SPA Submission – Executive will ensure that the final iteration of the SPA Submission on addressing FDA’s suggestions on trial design is targeted for submission by the end of 2012; present summary of submission to Board no later than 10 days prior to submission to FDA.

•

Additional Non-Pivotal Clinical Studies – Executive will coordinate with and assist the Company’s clinical and regulatory teams to design, plan and implement additional non-pivotal clinical studies as directed by the Board, including (1) Aldosterone Link Study, (2) Onset of Action Study, and (3) if approved by the Board, Blood Pressure Study. Such assistance will include, without limitation, the Executive’s directing and overseeing participant recruitment per agreed-upon timelines.

•

Investigator Meetings – Executive will attend investigator meetings in the EU and US for pivotal studies, and will be responsible for ensuring that WCT President is personally involved in helping achieve the study’s aggressive recruitment targets.

•

Supply Agreement – Executive will work diligently to complete the Saltigo commercial supply agreement on terms that will ensure NDA filing support and year 1 supply in light of Saltigo’s unclear overall commitment to pharmaceutical API field without binding the Company to a single source supplier.

•

Executive Team Recruiting – Executive will actively work with Board on the identification, selection and recruitment of CEO, CFO and CCO hires. Executive will actively assist and cooperate with the functional integration of CEO, CFO and CCO hires into their respective functions and take such other actions as may be requested by the Board in connection with the transition and integration of such hires into their respective roles.

•	Communications – Executive will actively coordinate all communications addressing his transition with the Board in a positive and constructive manner.

Gerrit Klaerner

October 25, 2012

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Transition Employment Terms effective as of October 25, 2012, to which this form is attached, I, Gerrit Klaerner, hereby furnish RELYPSA, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older

Gerrit Klaerner

October 25, 2012

Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Gerrit Klaerner

Gerrit Klaerner

October 25, 2012

EXHIBIT C

[Separately provided]